EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A (Post-Effective Amendment No. 1) of our report dated April 17, 2018, except for Note 12 as to which the date is May 9, 2018 with respect to the audited consolidated financial statements of Cosmos Holdings, Inc. for the years ended December 31, 2017 and 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 9, 2018